Filed Pursuant to Rule 433

Relating to the

Preliminary Prospectus Supplement dated December 10, 2013

Registration No. 333-183818

American Midstream Partners, LP
Final Term Sheet
December 12, 2013

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the preliminary prospectus supplement filed by American Midstream Partners, LP (the “Partnership”) with the Securities and Exchange Commission on December 10, 2013 and their Registration Statement (File No. 333-183818). This issuer free writing prospectus sets forth the final pricing information related to the underwritten public offering of the Partnership’s Common Units. The information in this free writing prospectus updates and supersedes the information in the preliminary prospectus supplement to the extent that it is inconsistent therewith. All capitalized terms not otherwise defined in this free writing prospectus shall have the meanings given in the preliminary prospectus supplement.

Issuer	American Midstream Partners, LP
Ticker	AMID
Title of Securities	Common Units representing Limited Partner Interests
Offering Size	2,400,000 Common Units
Over-Allotment Option	360,000 Common Units
Public Offering Price	$22.47 per Common Unit
Stabilization

Prior to purchasing the Common Units being offered pursuant to the preliminary prospectus supplement, on December 11, 2013, Barclays Capital Inc. purchased 77,973 Common Units at an average price of $22.66031 per unit in stabilizing transactions.

Trade Date	December 11, 2013
Settlement	December 17, 2013
Underwriter	Barclays Capital Inc.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU CONFIRM YOUR PURCHASE, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT, THE PROSPECTUS SUPPLEMENT AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR BY WRITTEN REQUEST TO AMERICAN MIDSTREAM PARTNERS, LP, 1614 15TH STREET, SUITE 300, DENVER, CO 80202.   ADDITIONALLY, A COPY OF THE PRELIMINARY PROSPECTUS SUPPLEMENT AND PROSPECTUS RELATING TO THE OFFERING MAY ALSO BE OBTAINED FROM: BARCLAYS, C/O BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NEW YORK 11717, PHONE: (888) 603-5847, EMAIL: BARCLAYSPROSPECTUS@BROADRIDGE.COM.

This serves as a confirmation of your trade placed on December 11, 2013.  Any disclaimers or other notices that may appear below or elsewhere within the email related to this communication are not applicable to this communication and should be disregarded.  Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.